Investor Release
  FOR IMMEDIATE RELEASE             FOR MORE INFORMATION CONTACT:
  10/17/97                          Investors:  Mary Healy, 630-623-6429
                                    Media:  Chuck Ebeling, 630-623-6150

                      McDONALD'S REPORTS GLOBAL RESULTS

  OAK BROOK, IL -- McDonald's Corporation today announced record results for the nine months and quarter ended September 30, 1997 despite the negative effect of foreign currency translation:


  - Net income per common share rose 8% for the nine months and 3% for the quarter, or 11% and 8%, respectively, in constant currencies.

  -    Net income grew 6% for the nine months and 2% for the quarter, or 9%   -
       and 6%, respectively, in constant currencies.

  - Systemwide sales increased 11% for the nine months and quarter in constant currencies.

  - Operating income outside the U.S. contributed 63% to consolidated operating income and increased 14% for the quarter in constant currencies.

  - The Company added 1,224 restaurants in the first nine months, or one every five hours. About 85% were outside the U.S.

  - The Company repurchased $575 million of common stock during the first nine months of 1997.


  Key highlights
  Dollars in millions, except            Nine months ended September 30
  per common share data               ------------------------------------
                                         1997        1996        Increase
                                      ---------   --------   --------------
  - Systemwide sales                  $25,107.9  $23,527.6   $1,580.3    7%
  - Total revenues                      8,456.2    7,864.9      591.3    8
  - Operating income                    2,113.1    2,018.6       94.5    5
  - Net income                          1,231.6    1,162.6       69.0    6
  - Net income per common share            1.76       1.63        .13    8


                                           Quarters ended September 30
                                      ------------------------------------
                                        1997        1996        Increase
                                      ---------   --------   --------------
  - Systemwide sales                  $ 8,779.7  $ 8,286.1   $  513.6    6%
  - Total revenues                      3,006.0    2,773.8      232.2    8
  - Operating income                      755.4      744.0       11.4    2
  - Net income                            448.9      440.6        8.3    2
  - Net income per common share             .64        .62        .02    3


  SUMMARY COMMENTARY

  Chairman and Chief Executive Officer Michael R. Quinlan said, "Throughout 1997, the strong U.S. dollar has negatively affected McDonald's reported results, and we expect this trend to continue during the fourth quarter. Excluding the effect of foreign currency translation, systemwide sales increased 11 percent for the nine months and quarter, while net income per common share increased 11 percent for the nine months and eight percent for the quarter. While currency fluctuations are a reality of being a global business, we must concentrate on those areas that we can directly influence. So, we will continue to focus on satisfying customers and outdistancing the competition in quality, service, cleanliness and value.
       "Our global market share is second to none in the quick-service restaurant category, and we continue to widen our lead in many markets, including the U.S. We will continue to invest globally where we are confident in the long-term prospects, while considering current returns and economic and competitive conditions. In the U.S., we have slowed expansion, resulting in a larger proportion of capital being invested outside the U.S. where the opportunities are greatest. To put this in perspective, some competitors talk of adding hundreds of units outside the U.S. over the next five years; on the other hand, we already have 10,000 restaurants and continue to add nearly 2,000 a year outside the U.S.
       "The McDonald's brand is a tremendous asset and we'll continue to capitalize on it as we expand market share through our well-established global infrastructure. After further refinement of our plans, we expect to add about 2,100 restaurants this year. About 85 percent of our additions will be outside the U.S."
       Jim Cantalupo, President and Chief Executive Officer-International, said, "International sales were strong in the third quarter with a 16 percent constant currency sales increase despite a lower than expected increase in comparable sales. I believe comparable sales were affected by issues that are cyclical in nature and not fundamental. Evidence of this can be seen in France, where despite a difficult economy, we have seen improved results in the second and third quarters while Burger King decided to leave the market. Near term, our challenge is to increase comparable sales in the face of weak economies while continuing to expand rapidly in order to solidify our dominant market position around the world."
       Jack Greenberg, Vice Chairman, Chairman and Chief Executive Officer-USA, said, "I am encouraged by the U.S. sales increases this quarter and year-to-date. Nevertheless, sales results have been mixed throughout the year and I am cautious about our ability to continue this momentum in the fourth quarter. Also, I am not satisfied with the operating income results. Longer term, I believe that profitable growth is achievable despite an extremely competitive U.S. environment. We will continue to focus on achieving higher levels of customer satisfaction through value and an emphasis on food that is fresher, service that is faster and restaurants that are cleaner. We are encouraged by early results of some initiatives in the areas of drive-thru and production systems and plan to broaden these initiatives in the future. And we are also off to a good start in communicating more effectively with our customers through a new advertising campaign, Did Somebody Say McDonald's?"


  CONSOLIDATED OPERATING RESULTS

  Net income per common share and net income increased eight and six percent, respectively, for the nine months, and three and two percent, respectively, for the quarter. Changing foreign currencies significantly reduced reported results for the nine months and quarter. Excluding the $16 million non-cash charge for the adoption of SFAS 121 in first quarter 1996 and the foreign currency translation effect, net income per common share and net income would have increased ten and eight percent, respectively, for the nine months. For the quarter, net income per common share and net income would have increased eight and six percent, respectively, excluding the negative foreign currency translation effect.
       During the quarter, the Company repurchased 1.5 million shares of common stock for approximately $75 million, bringing total share repurchase for the nine months to 12.2 million shares for about $575 million. Fewer shares outstanding resulted in higher increases in net income per common share compared with the increases in net income.
       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees are based upon a percent of sales with specified minimum payments. On a global basis, the increases in sales and revenues for both periods were primarily due to expansion, offset in part by weaker foreign currencies.
       The lower number of restaurant additions for the nine months was primarily due to the previously announced satellite restaurant closings in the U.S. and fewer satellite additions outside the U.S.


  Restaurant additions                       Nine months         Quarters
                                          ended September 30  ended September 30
                                          --------------------------------------
                                             1997     1996      1997     1996
                                             ----     ----      ----     ----
   U.S.                                       155      484        71      171
   Outside of the U.S.                      1,069    1,127       392      557
    Total restaurant additions              1,224    1,611       463      728


  Restaurants under construction               At September 30
                                              1997        1996
                                              ----        ----
   U.S.                                        128         191
   Outside of the U.S.                         438         396
    Total restaurants under construction       566         587


       Company-operated margins as a percent of sales decreased for the nine months and for the quarter. For both periods, food & paper costs and occupancy & other operating costs increased as a percent of sales, while payroll costs decreased.
       Franchised margin dollars comprised about two-thirds of the combined operating margins, the same as in the prior year. While franchised margins as a percent of applicable revenues decreased for both periods, franchised margin dollars increased five percent for the nine months and four percent for the quarter.


  Consolidated operating margins          Nine months             Quarters
                                       ended September 30   ended September 30
                                       ----------------------------------------
                                         1997      1996        1997      1996
  In millions of dollars                 ----      ----        ----      ----
  Company-operated                     $1,102.5  $1,040.7     $402.4    $383.5
  Franchised                            1,977.1   1,879.6      693.6     666.0
   Combined operating margins          $3,079.6  $2,920.3   $1,096.0  $1,049.5
  As a percent of sales/revenues
  Company-operated                         18.3      18.7       18.6     19.5
  Franchised                               81.3      81.7       81.8     82.4

       The increases in general, administrative & selling expenses were primarily due to strategic global spending to support the Convenience, Value and Execution Strategies, including costs associated with expansion outside the U.S. and continued investment in developing countries, offset in part by weaker foreign currencies. In addition, the quarter included incremental U.S. marketing costs, which are also expected to affect the fourth quarter.
       Other operating (income) expense--net is composed of transactions related to franchising and the foodservice business. Gains on sales of restaurant businesses were lower since fewer were sold. The other category reflected lower expense for the nine months and slightly increased expense for the quarter. The lower expense for the nine months was primarily due to the $16 million charge for the adoption of SFAS 121 in first quarter 1996, and lower provisions for property dispositions in 1997


  Other operating (income) expense--net      Nine months          Quarters
                                          ended September 30  ended September 30
                                          --------------------------------------
                                             1997     1996     1997    1996
  In millions of dollars                     ----     ----     ----    ----
  Gains on sales of restaurant businesses   $(37.1)  $(57.1)  $(9.5)  $(14.8)
  Equity in earnings of unconsolidated
    affiliates                               (59.5)   (60.8)  (26.3)   (26.4)
  Other (income) expense                       6.4     34.2    (0.9)    (1.2)
  Other operating (income) expense--net     $(90.2)  $(83.7) $(34.9)  $(42.4)

       Consolidated operating income increased $94.5 million or five percent and $11.4 million or two percent for the nine months and quarter, respectively. The increases reflected higher combined operating margin dollars for both periods and higher other operating income for the nine months, offset in part by higher general, administrative & selling expenses and weaker foreign currencies in both periods.
       Higher interest expense in both periods reflected higher debt levels, offset in part by lower average interest rates and weaker foreign currencies. Contributing to the increase in debt levels was about $375 million of borrowings during the quarter to fund the retirement of preferred stock issued by a foreign subsidiary.
       Nonoperating (income) expense--net reflected lower charges for minority interests in both periods of 1997, and for the nine months ended September 30, 1996, losses associated with the reduction of the carrying value of the Company's investment in Discovery Zone common stock to zero. In addition, translation gains were lower for the nine months and higher for the quarter.
       The effective income tax rate was 32.3 and 31.9 percent for the nine months and quarter of 1997, respectively, compared with 32.7 and 32.2 percent for the corresponding periods of 1996. For the year 1997, the Company expects the effective tax rate to be about 32.0 percent.


  OPERATING RESULTS OUTSIDE THE U.S.

  The sales increases outside the U.S. for both periods were driven primarily by expansion, offset in part by weaker foreign currencies. Comparable sales in constant currencies were slightly negative for the nine months and slightly positive for the quarter. If exchange rates had remained at 1996 levels, sales outside the U.S. would have increased 16 percent for both periods. Severe weather in Europe in the first quarter and Asia/Pacific in the third quarter, along with weak economies in some of our major markets, negatively affected results.

  Operating results outside the U.S.       Nine months         Quarters
                                       ended September 30  ended September 30
                                       --------------------------------------
                                          1997   1996         1997    1996
                                          ----   ----         ----    ----
  Percent increase
  Sales
   As reported                               8     10           6       9
   Excluding foreign currency translation   16     15          16      14
  Revenues
   As reported                              13     14          13      13
   Excluding foreign currency translation   19     17          21      15
  Operating income
   As reported                               9      9           5      11
   Excluding foreign currency translation   16     12          14      14
   Excluding SFAS 121 charge and
     foreign currency translation           14     13          14      14
  As a percent of sales/revenues
  Company-operated margins                19.2   19.8        19.9    21.0
  Franchised margins                      81.6   81.7        82.2    82.8

       Revenues increased at a faster rate than sales in both periods. This was primarily due to the weakening Japanese Yen, which had a greater effect on sales than revenues due to our affiliate structure in Japan, and the higher growth rate in Company-operated versus franchised restaurants.
       Of the larger international markets, the following had strong sales and operating income growth on a constant currency basis for both periods of 1997: the Philippines and Taiwan in Asia/Pacific; England, Italy, Spain, and Sweden in Europe; and Argentina, Brazil and Mexico in Latin America. Our operations in Canada were negatively affected by increased competition and low consumer spending due to high unemployment; weak economies also negatively affected our operations in France and Germany, although France showed improvement in the second and third quarters.
       The increases in operating income outside the U.S. were driven by higher Company-operated and franchised margin dollars, for both periods, and an increase in other operating income for the nine months. Higher general, administrative & selling expenses, associated with expansion and continued investment in developing countries, and weaker foreign currencies partially offset these increases.
       Company-operated margins as a percent of sales declined in both periods. As a percent of sales, increases in food & paper costs and occupancy & other operating costs in both periods were offset in part by decreases in payroll costs.
       Franchised margins as a percent of revenues were relatively flat for the nine months and decreased for the quarter.


  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS

  While changing foreign currencies affect reported results, McDonald's lessens exposures by financing in local currencies, hedging certain foreign-denominated cash flows and, where practical, by purchasing goods and services in local currencies.
       The weakening Japanese Yen, Deutsche Mark and French Franc were the primary foreign currencies that negatively affected reported results in both periods. The following table presents the 1997 results translated at 1996 rates compared with reported results.

  Foreign currency translation effect on worldwide results

  Dollars in millions, except                                    Increase
  per common share data    Adjusted   Reported    Change    Adjusted  Reported
                           --------   --------  ----------  --------  --------
  Nine months ended September 30, 1997
  Systemwide sales        $26,016.7  $25,107.9    $908.8       11%        7%
  Operating income          2,189.8    2,113.1      76.7        8         5
  Net income                1,269.2    1,231.6      37.6        9         6
  Net income per common
   share                       1.81       1.76       .05       11         8

  Quarter ended September 30, 1997
  Systemwide sales         $9,206.3   $8,799.7    $406.6       11%        6%
  Operating income            794.5      755.4      39.1        7         2
  Net income                  465.4      448.9      16.5        6         2
  Net income per common
    share                       .67        .64       .03        8         3


  U.S. OPERATING RESULTS

  U.S. sales increased in both periods primarily due to restaurant expansion
  (397) restaurants were added in the 12 months ended September 30, 1997). U.S. comparable sales were positive for both periods. This performance reflected successful marketing and promotions including Monopoly, Chicken McNuggets, Teenie Beanie Babies and Hercules and disappointing results from the price component of Campaign 55.

  U.S. operating results                  Nine months         Quarters
                                      ended September 30  ended September 30
                                      --------------------------------------
                                        1997    1996       1997     1996
                                        ----    ----       ----     ----
  Percent increase/(decrease)
  Sales                                    5       3          6        2
  Revenues                                 1       3          2        1
  Operating income                         -      (3)        (2)      (5)
  As a percent of sales/revenues
  Company-operated margins              16.6    16.8       15.9     16.8
  Franchised margins                    81.2    81.7       81.6     82.1

       U.S. sales increased at a faster rate than revenues primarily because the number of U.S. Company-operated restaurants decreased over the past year, while the number of franchised and affiliated restaurants increased.
       U.S. operating income was flat for the nine months and decreased for the quarter. In both periods, this performance reflected lower Company-operated margin dollars, higher general, administrative & selling expenses, and lower other operating income, offset in part by higher franchised margin dollars.
       Company-operated margins as a percent of sales declined for both periods. Cost trends as a percent of sales follow: food & paper costs increased for both periods and occupancy & other operating expenses decreased for both periods, while payroll decreased for the nine months and remained flat for the quarter.
       Franchised margins as a percent of revenues declined for both periods. These declines reflected slower revenue growth as a result of decreased initial franchise fees driven by fewer openings, and rent adjustments, partially offset by positive comparable sales. The margins were also negatively affected by higher occupancy costs, primarily rent expense, driven by an increase in the number of leased sites.


 FORWARD-LOOKING STATEMENTS

 Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to changes in global and local business and economic conditions; legislation and governmental regulation; competition; success of operating initiatives and advertising and promotional efforts; food, labor and other operating costs; availability and cost of land and construction; accounting policies and practices; consumer preferences, spending patterns and demographic trends; political or economic instability in local markets; and currency exchange rates.

                                      McDONALD'S CORPORATION
                            CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions,           Nine months ended September 30
  except per common share data         ----------------------------------------
                                                             Increase/(Decrease)
                                                             -------------------
                                           1997       1996     Dollars  Percent
                                           ----       ----      ------   ------

  SYSTEMWIDE SALES                      $25,107.9  $23,527.6   1,580.3      7

  Revenues
  Sales by Company-operated
   restaurants                          $ 6,025.8  $ 5,565.2     460.6      8
  Revenues from franchised and
   affiliated restaurants                 2,430.4    2,299.7     130.7      6

  TOTAL REVENUES                          8,456.2    7,864.9     591.3      8

  Operating costs and expenses
  Company-operated restaurants            4,923.3    4,524.5     398.8      9
  Franchised restaurants--occupancy costs 453.3 420.1 33.2 8 General, administrative and selling
    expenses                              1,056.7      985.4      71.3      7
  Other operating (income)
    expense--net(1)                         (90.2)     (83.7)     (6.5)   n/m

     Total operating costs
     and expenses(1)                      6,343.1    5,846.3     496.8      8

  OPERATING INCOME(1)                     2,113.1    2,018.6      94.5      5

  Interest expense                          270.3      252.3      18.0      7
  Nonoperating (income) expense--net         24.9       38.8     (13.9)   n/m

  Income before provision for
    income taxes(1)                       1,817.9    1,727.5      90.4      5

  Provision for income taxes                586.3      564.9      21.4      4

  NET INCOME(1)                         $ 1,231.6  $ 1,162.6      69.0      6
  =============================================================================
  NET INCOME PER COMMON SHARE(1)(2)     $    1.76 $     1.63      0.13      8

  Weighted average common shares
    outstanding                             689.9      699.1



  Dollars and shares in millions,              Quarters ended September 30
  except per common share data            --------------------------------------
                                                             Increase/(Decrease)
                                                             -------------------
                                           1997       1996     Dollars  Percent
                                           ----       ----      ------   ------

  SYSTEMWIDE SALES                       $8,799.7   $8,286.1     513.6      6

  Revenues
  Sales by Company-operated
   restaurants                           $2,158.5   $1,965.6     192.9     10
  Revenues from franchised and
   affiliated restaurants                   847.5      808.2      39.3      5

  TOTAL REVENUES                          3,006.0    2,773.8     232.2      8

  Operating costs and expenses
  Company-operated restaurants            1,756.1    1,582.1     174.0     11
  Franchised restaurants--occupancy costs 153.9 142.2 11.7 8 General, administrative and selling
    expenses                                375.5      347.9      27.6      8
  Other operating (income) expense--net(1)  (34.9)     (42.4)      7.5    n/m

       Total operating costs and
       expenses(1)                        2,250.6    2,029.8     220.8     11

  OPERATING INCOME(1)                       755.4      744.0      11.4      2

  Interest expense                           94.1       84.7       9.4     11
  Nonoperating (income) expense--net          2.2        9.4      (7.2)   n/m
  Income before provision for
    income taxes(1)                         659.1      649.9       9.2      1

  Provision for income taxes                210.2      209.3       0.9      0

  NET INCOME(1)                          $  448.9   $  440.6       8.3      2
  =============================================================================
  NET INCOME PER COMMON SHARE(1)(2)      $   0.64   $   0.62      0.02      3

  Weighted average common shares
    outstanding                             688.5      697.8

  (1) Includes the $16 million charge for the adoption of SFAS 121 for the nine months ended September 30, 1996.

  (2) Computed using net income reduced by preferred stock dividends of $20.7 million for the nine months of 1997 and 1996 and $6.9 million for the third quarters of 1997 and 1996.

  n/m Not meaningful

                              McDONALD'S CORPORATION
                              FINANCIAL INFORMATION

                                           Nine months ended September 30
                                     ------------------------------------------
  Dollars in millions                                     Increase/(Decrease)
                                                          ------------------
                                     1997         1996      Dollars   Percent
                                     -----        -----       -----     -----
  SYSTEMWIDE SALES
  ----------------
  U.S.
  ----
  Operated by franchisees          $ 9,965.0   $ 9,422.6      542.4      6
  Operated by the Company            2,029.4     2,085.2      (55.8)    (3)
  Operated by affiliates               586.8       676.9      179.9     27
                                   ---------   ---------    -------     --
                                    12,851.2    12,184.7      666.5      5
                                   ---------   ---------    -------     --
  Outside of the U.S.
  -------------------
  Operated by franchisees            5,627.7     5,402.3      225.4      4
  Operated by the Company            3,996.4     3,480.0      516.4     15
  Operated by affiliates             2,632.6     2,460.6      172.0      7
                                   ---------   ---------    -------     --
                                    12,256.7    11,342.9      913.8      8
                                  ---------    ---------    -------     --
                                   $25,107.9   $23,527.6    1,580.3      7
                                   =========    =========   ========   ===
  By Type
  -------
  Operated by franchisees          $15,592.7   $14,824.9      767.8      5
  Operated by the Company            6,025.8     5,565.2      460.6      8
  Operated by affiliates             3,489.4     3,137.5      351.9     11
                                   ---------   ---------    -------     --
                                   $25,107.9   $23,527.6    1,580.3      7
                                   =========   =========   ========    ===
  ---------------------------------------------------------------------------

  TOTAL REVENUES
  U.S.                             $ 3,453.7   $ 3,432.5       21.2      1
  Outside of the U.S.                5,002.5     4,432.4      570.1     13
                                   ---------   ---------    -------     --
                                   $ 8,456.2   $ 7,864.9      591.3      8
                                   =========   =========    =======    ===
  ---------------------------------------------------------------------------

  OPERATING INCOME
  U.S.                             $   924.8   $   926.4       (1.6)     0
  Outside of the U.S.                1,233.5     1,131.1      102.4      9
  Corporate G&A                        (45.2)      (38.9)      (6.3)   (16)
                                   ---------   ---------    -------     --
                                   $ 2,113.1   $ 2,018.6       94.5      5
                                   =========   =========    =======    ===
  ---------------------------------------------------------------------------

  PERCENT CONTRIBUTION TO
  CONSOLIDATED MARGINS

                                       Nine months ended September 30
                                       ------------------------------
                                          1997           1996
                                          ----           ----
  Company-operated
  ----------------
  U.S.                                     30             34
  Outside of the U.S.                      70             66
                                          ---            ---
                                          100            100
                                          ===            ===

  Franchised
  ----------
  U.S.                                     58             59
  Outside of the U.S.                      42             41
                                          ---            ---
                                          100            100
                                          ===            ===

  ---------------------------------------------------------------------------

  CONSOLIDATED COMPANY-OPERATED MARGINS
  AS A PERCENT OF SALES

  Food & paper                           34.2           33.6
  Payroll & other employee benefits      24.9           25.3
  Occupancy & other operating expenses   22.6           22.4
                                         ----           ----
    Total expenses                       81.7           81.3
                                         ====           ====
  Company-operated margins               18.3           18.7
                                         ====           ====

  ----------------------------------------------------------------------------

                                            Quarters ended September 30
                                     ------------------------------------------
  Dollars in millions                                     Increase/(Decrease)
                                                          ------------------
                                     1997         1996      Dollars   Percent
                                     -----        -----       -----     -----
  SYSTEMWIDE SALES
  ----------------
  U.S.
  ----
  Operated by franchisees          $ 3,448.6   $ 3,232.5      216.1      7
  Operated by the Company              692.8       703.7      (10.9)    (2)
  Operated by affiliates               300.5       246.9       53.6     22
                                   ---------   ---------    -------     --
                                     4,441.9     4,183.1      258.8      5
                                   ---------   ---------    -------     --
  Outside of the U.S.
  -------------------
  Operated by franchisees            1,982.2     1,967.1       15.1      1
  Operated by the Company            1,465.7     1,261.9      203.8     16
  Operated by affiliates               909.9       874.0       35.9      4
                                   ---------   ---------    -------     --
                                     4,357.8     4,103.0      254.8      6
                                   ---------   ---------    -------     --
                                    $8,799.7    $8,286.1      513.6      6
                                   =========    =========   =======    ===
  By Type
  -------
  Operated by franchisees          $ 5,430.8   $ 5,199.6      231.2      4
  Operated by the Company            2,158.5     1,965.6      192.9     10
  Operated by affiliates             1,210.4     1,120.9       89.5      8
                                   ---------   ---------    -------     --
                                   $ 8,799.7   $ 8,286.1      513.6      6
                                   =========    =========  ========    ===
  ---------------------------------------------------------------------------

  TOTAL REVENUES
  U.S.                             $ 1,191.6   $ 1,168.5       23.1      2
  Outside of the U.S.                1,814.4     1,605.3      209.1     13
                                   ---------   ---------    -------     --
                                   $ 3,006.0   $ 2,773.8      232.2      8
                                   =========   =========   ========    ===
  ---------------------------------------------------------------------------

  OPERATING INCOME
  U.S.                             $   313.4   $   321.2       (7.8)    (2)
  Outside of the U.S.                  460.6       439.6       21.0      5
  Corporate G&A                        (18.6)      (16.8)      (1.8)   (11)
                                   ---------   ---------    -------     --
                                   $   755.4   $   744.0       11.4      2
                                   =========   =========   ========    ===
  ---------------------------------------------------------------------------

  PERCENT CONTRIBUTION TO
  CONSOLIDATED MARGINS

                                        Quarters ended September 30
                                       ------------------------------
                                          1997           1996
                                          ----           ----
  Company-operated
  ----------------
  U.S.                                     27             31
  Outside of the U.S.                      73             69
                                          ---            ---
                                          100            100
                                          ===            ===

  Franchised
  ----------
  U.S.                                     59             57
  Outside of the U.S.                      41             43
                                          ---            ---
                                          100            100
                                          ===            ===
  ---------------------------------------------------------------------------

  CONSOLIDATED COMPANY-OPERATED MARGINS
  AS A PERCENT OF SALES

  Food & paper                           34.5           33.5
  Payroll & other employee benefits      24.5           24.9
  Occupancy & other operating expenses   22.4           22.1
                                         ----           ----
    Total expenses                       81.4           80.5
                                         ====           ====
  Company-operated margins               18.6           19.5
                                         ====           ====
  ---------------------------------------------------------------------------

                              McDONALD'S CORPORATION
                              RESTAURANT INFORMATION

                                                      At September 30
                                           ----------------------------------
                                            1997     1996  Increase/(Decrease)
                                            ----     ----  -------------------
  U.S.
  ----
  Operated by franchisees                   9,600    9,299         301
  Operated by the Company                   1,796    1,823         (27)
  Operated by affiliates                      853      730         123
                                           ------   ------       -----
                                           12,249   11,852         397
                                           ------   ------       -----
  Outside the U.S.
  -------------------
  Operated by franchisees                   4,309    3,686         623
  Operated by the Company                   2,862    2,281         581
  Operated by affiliates                    2,826    2,172         654
                                           ------   ------       -----
                                            9,997    8,139       1,858
                                           ------   ------       -----
                                           22,246   19,991       2,255
                                           ======   ======       =====
  By Type
  -------
  Operated by franchisees                  13,909   12,985         924
  Operated by the Company                   4,658    4,104         554
  Operated by affiliates                    3,679    2,902         777
                                           ------   ------       -----
                                           22,246   19,991       2,255
                                           ======   ======       =====
  ---------------------------------------------------------------------------
  SYSTEMWIDE COUNTRIES                        104       94
  ---------------------------------------------------------------------------

  TOTAL RESTAURANTS IN MARKETS OUTSIDE OF THE U.S.


                                                      At September 30
                                               ----------------------------
                                               1997    1996    Increase
                                               -----   -----   --------
  Japan                                        2,241   1,823      418
  Canada                                       1,030     959       71
  Germany                                        802     698      104
  England                                        702     619       83
  Australia                                      633     572       61
  France                                         613     500      113
  Brazil                                         404     271      133
  Taiwan                                         218     147       71
  Netherlands                                    165     138       27
  Italy                                          161     129       32
  China                                          160      91       69
  Sweden                                         145     114       31
  Hong Kong                                      135     114       21
  New Zealand                                    133     112       21
  Spain                                          133     110       23
  Philippines                                    130      94       36
  Mexico                                         124     120        4
  Argentina                                      114      88       26
  Puerto Rico                                    104      86       18
  Singapore                                      104      87       17
  Other                                        1,746   1,267      479
                                               -----   -----      ---
                                               9,997   8,139    1,858
                                               =====   =====    =====